Exhibit (23)






                        Independent Accountants' Consent


The Board of Directors
LabOne, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of LabOne, Inc. (the Company), with respect to the LabOne, Inc. 1987 Long-Term Incentive Plan, of our report dated March 8, 1999, relating to the consolidated balance sheets of the Company and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 which report appears in the December 31, 1998 annual report on Form 10-K/A of LabOne, Inc. (formerly Lab Holdings, Inc.). We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

                               /s/KPMG PEAT MARWICK, L.L.P.


Kansas City, Missouri
November 12, 1999

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